EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Uni-Marts, Inc. on Form S-8 of our report dated November 5, 2001, except for Note G as to which the date is December 5, 2001, appearing in the Annual Report on Form 10-K of Uni-Marts, Inc. for the year ended September 30, 2001.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 7, 2002